Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
Wireless Facilities, Inc.:

We consent to incorporation by reference in registration statements No. 333-53014, No. 333-71618, No. 333-74108, and No. 333-112956 on Form S-3; No. 333-112957 on Form S-4; and No. 333-90455, No. 333-54818, No. 333-71702, and No. 333-91852 on Form S-8 of Wireless Facilities, Inc. of our report dated February 13, 2004, except as to the third paragraph of Note 5, the fifth paragraph of Note 10(a), and the third and fourth paragraphs of Note 17, which are as of March 5, 2004, and except as to Note 1(b) which is as of September 17, 2004, with respect to the consolidated balance sheets of Wireless Facilities, Inc. as of December 31, 2002 and 2003, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2003 and the financial statement schedule, which report appears in the December 31, 2003 Annual Report on Form 10-K/A of Wireless Facilities, Inc.

Our report refers to a change to the Company’s method of accounting for goodwill in 2002 and the Company restating its consolidated financial statements for the years ended December 31, 2001, 2002, and 2003.

San Diego, California
September 17, 2004